McMoRan Exploration Co. Prices

$100 Million of 6% Convertible Senior Notes due 2008

NEW ORLEANS, LA, June 27, 2003 – McMoRan Exploration Co. (NYSE: MMR) announced today it has priced a private offering of $100 million of convertible senior notes due July 2008.  The initial purchasers have also been granted an option to purchase up to an additional $30 million of the notes.  The convertible notes have an interest rate of 6 percent per year and are convertible into shares of common stock at $14.25 per share, representing a 25 percent premium over the closing price on June 26, 2003 of McMoRan’s shares.  This offering will generate net proceeds of approximately $95 million, a portion of which will be used to purchase U.S. government securities to be held in escrow to pay interest on the bonds for the first six semi-annual interest payments (three years).  McMoRan intends to use the remaining net proceeds for exploratory drilling activities on its oil and gas prospects, for possible opportunities to acquire interests in oil and gas properties, for continuation of its efforts with respect to the potential Main Pass Energy Hub project, including an LNG terminal and supporting facilities, and for working capital requirements and general corporate purposes.  The closing date for the offering is scheduled for July 2, 2003.

The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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